EXHIBIT 10.29

8TH FLOOR LEASE ASSUMPTION AGREEMENT

THIS 8TH FLOOR LEASE ASSUMPTION AGREEMENT (this “Agreement”) is made as of the 1st day of September, 2001 (the “effective date”), by and between ZEN RESEARCH, INC., a California corporation (“Zen”), ZEN RESEARCH PLC, a U.K. corporation (“Zen PLC”), NEW SILICON VALUE, INC., a California corporation (“NSV”), and VYYO INC., a Delaware corporation (“Vyyo”).

RECITALS

A.  The parties are “co-tenants” under that Net Office Lease (the “Lease”), dated as of September 30, 1997 with Cupertino City Center Buildings, a California limited partnership (the “Landlord”), as amended by that First Amendment to Net Office Lease dated as of July 31, 2001 (the “Amendment to Lease”)(the Lease and Amendment to Lease being collectively referred to as the “Master Lease”). Copies of the Lease and Amendment to Lease are attached to this Agreement and marked as Exhibits A and B. Under the Master Lease, Zen, Zen PLC, NSV and Vyyo are co-tenants as to approximately 18,865 rentable square feet of office space (the “Premises”) located on the eighth floor of the building (the “Building”) located at 20400 Stevens Creek Blvd., Cupertino, California.

B.  Vyyo desires to occupy the 12,639 square feet of the Premises constituting Suite 800 (“Suite 800”) and Zen, Zen PLC and NSV agree to permit Vyyo to occupy Suite 800 on the terms, covenants and conditions stated in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1.  Occupancy.    Upon the effective date, Vyyo shall occupy Suite 800 as if it were the sole Lessee of Suite 800 under the Master Lease.

2.  Term.    The term of this Agreement will commence on the effective date and will expire, unless sooner terminated as provided in the Master Lease on October 31, 2003.

3.  Rent; Charges; Etc.    Vyyo shall pay all of the Base Rent and all Building Taxes, Building Operating Expenses, insurance charges and other expenses payable by the Lessee with respect to Suite 800 under the Master Lease, as if Vyyo were the sole Lessee of Suite 800 under the Master Lease.

4.  Security Deposit.    Upon the effective date, Vyyo shall pay to Zen the full amount of the security deposit previously paid by Zen to the Landlord ($183,198.00). Upon receipt of such payment, Zen shall, and hereby does, assign to Vyyo any and all of its rights to said security deposit.

5.  Use.    Vyyo agrees to use Suite 800 in accordance with the provisions of the Master Lease and for no other purpose.

6.  Non-Building Hours Services.    Vyyo shall pay for all incidental services associated with Suite 800, including but not limited to, all non-building hours services provided to the Premises.

7.  Notices.    Any notice that may or must be given by either party under this Agreement will be delivered (i) personally, (ii) by certified mail, return receipt requested, or (iii) by a nationally recognized overnight courier, addressed to the party to whom it is intended.

8.  “As-Is.”    Zen, Zen PLC and NSV deliver Suite 800 to Vyyo in their current “as is” condition. All existing tenant improvements are to remain in Suite 800 and any future tenant improvements that Vyyo desires to make shall be at Vyyo’s sole cost and expense and shall be subject to the terms of the Master Lease.

9.  Indemnity.    Vyyo agrees to protect, defend, indemnify, and hold Zen, Zen PLC and NSV, jointly and severally, harmless from and against any and all liabilities, claims, expenses, losses and damages (including reasonable attorney fees and costs), that may at any time be asserted against Zen, Zen PLC, NSV or any of them, by (a) the Master Landlord for failure of Vyyo to perform any of the covenants, agreements, terms, provisions, or conditions contained in the Master Lease that Vyyo is obligated to perform under the provisions of this Agreement with respect to Suite 800; or (b) any person as a result of Vyyo’s use or occupancy of Suite 800, except to the extent any of the foregoing is caused by the negligence or willful misconduct of Zen, Zen PLC or NSV. The provisions of this section 9 will survive the expiration or earlier termination of the Master Lease or this Agreement.

10.  Certificates.    Each party to this Agreement will, from time to time as requested by the other party, on not less than ten (10) days prior written notice, execute, acknowledge, and deliver to the other party a statement in writing certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications that this Agreement is in full force and effect as modified and stating the modifications). That statement will certify the dates to which base rent, additional rent, and any other charges have been paid. That statement will also state whether, to the knowledge of the person signing the certificate, the other party is in default in the performance of any of its obligations under this Agreement. If the other party is in default the statement will specify each default of which the signer then has knowledge. It is intended that this statement may be relied on by others with whom the party requesting that certificate may be dealing.

11.  Assignment or Subleasing.    Subject to the rights of the Master Landlord and the restrictions contained in the Master Lease in connection with a Transfer, Vyyo shall, in its sole discretion, be entitled to sublet all or any portion of Suite 800 without the prior written consent of Zen, Zen PLC or NSV.

12.    General Provisions.

a.  Severability.    If any provision of this Agreement or the application of any provision of this Agreement to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Agreement or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law.

b.  Entire Agreement; Waiver.    This Agreement constitutes the final, complete and exclusive statements between the parties pertaining to the Premises (except for the Master Lease), supersedes all prior and contemporaneous understandings or agreements of the parties, and is binding on and inures to the benefit of their respective heirs, representatives, successors, and assigns. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside those expressly set forth in this Agreement. Any agreement made after the date of this Agreement is ineffective to modify, waive, release, terminate, or effect an abandonment of this Agreement, in whole or in part, unless that agreement is in writing, is signed by the parties hereto, and specifically states that that agreement modifies this Agreement. Without limiting the generality of the foregoing, the parties acknowledge and agree that the letter agreement dated January 3, 2001, signed by Vyyo and addressed to Zen, and the Sublease dated February 1, 1999 by and between Zen and Vyyo (formerly Phasecom, Inc.), are each hereby terminated and are of no further force or effect as of the effective date of this Agreement. The parties also acknowledge and agree that Vyyo has no financial or other liability with respect to the Premises other than Suite 800 (which Premises are currently sublet by Zen to Kenwood Technologies, Inc and/or Massachusetts Mutual Life Insurance Company) or with respect to any premises on the 7th floor of the Building.

c.  Captions.    Captions to the sections in this Agreement are included for convenience only and do not modify any of the terms of this Agreement.

d.  Further Assurances.    Each party to this Agreement will at its own cost and expense execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

e.  Governing Law.    This Agreement will be governed by and in all respects construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions therein.

f.  Capitalized Terms.    All terms spelled with initial capital letters in this Agreement that are not expressly defined in this Agreement will have the respective meanings given such terms in the Master Lease.

g.  Word Usage.    Unless the context clearly requires otherwise, (a) the plural and singular numbers will each be deemed to include the other; (b) the masculine, feminine, and neuter genders will each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) “includes” and “including” are not limiting.

h.  Counterparts.    This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

i.  No Brokers.    Each of the parties confirms that there are no broker fees due and payable in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first specified above.

Zen Research, Inc., a California corporation	Vyyo Inc., a Delaware corporation

By: /s/ Stephen P. Pezzola (Signature)	By: /s/ Eran Pilovsky (Signature)

Stephen P. Pezzola, Vice Chairman (Print Name and Title)	Eran Pilovsky, CFO (Print Name and Title)

Zen Research PLC, a U.K. corporation	New Silicon Value, Inc., a California corporation

By: /s/ Stephen P. Pezzola (Signature)	By: /s/ Stephen P. Pezzola (Signature)

Stephen P. Pezzola, Vice Chairman (Print Name and Title)	Stephen P. Pezzola, Chairman (Print Name and Title)

EXHIBIT A

[Append the Lease]

EXHIBIT B

[Append the Amendment]